Exhibit 10.60

CONFIDENTIAL MATERIAL HAS BEEN OMITTED FROM THIS EXHIBIT AND FILED

SEPARATELY WITH THE COMMISSION. PORTIONS OF THIS EXHIBIT CONTAINING

CONFIDENTIAL MATERIAL DENOTED WITH “ * ”

UNOFFICIAL TRANSLATION

Execution Copy

Shareholders’ Agreement

made on 12 November 2009

between

SIX Group AG, Selnaustrasse 30, P. O. Box, CH-8021 Zurich

(SIX)

and

Deutsche Börse AG, Neue Börsenstrasse 1, D-60487 Frfankfurt am Main

(DBAG)

(SIX and DBAG are each referred to as a Party and collectively as the Parties)

relating to

the Parties’ shareholding in

STOXX AG

Table of contents

Shareholders’ Agreement				1

Preamble				5

1	Definitions			6

2	Initial situation			6

	2.1	Ownership structure		6

	2.2	Purpose of the STOXX Entities		6

	2.3	Index calculation entity		6

3	Corporate governance			6

	3.1	Corporate bases		6

		3.1.1	Articles of association	6

		3.1.2	Organisational regulations	9

	3.2	General Meeting of STOXX		9

		3.2.1	General	9

		3.2.2	Resolutions	10

	3.3	STOXX Board of Directors		10

		3.3.1	Composition and election	10

		3.3.2	Resolutions	11

		3.3.3	Responsibilities	11

		3.3.4	Power of representation of the members of the Board of Directors	11

		3.3.5	Committees of the Board of Directors	12

		3.3.6	Secretary of the Board of Directors	12

		3.3.7	Information flow and confidentiality	12

		3.3.8	Meetings	12

		3.3.9	Board of Directors of * entities	12

	3.4	STOXX Management Board		13

		3.4.1	Composition and election	13

		3.4.2	Resolutions	14

		3.4.3	Participation of the Management Board in the meetings of the Board of Directors	14

		3.4.4	Responsibilities	14

	3.5	Financial year | rating | Parties’ auditing rights | IFRS management accounts		14

	3.6	Management information		15

	3.7	Business plan		15

	3.8	Budget		16

	3.9	Dividend policy | dividend rights of SIX		16

	3.10	Financing and SIX’ shareholding in STOXX		19

	3.11	Contracts between the Parties and STOXX		19

4	Restrictions on disposal, right of first offer (Vorhandrechte), exit rights			20

	4.1	Restrictions on disposal		20

	4.2	Right of first offer | exit rights of the Parties		20

		4.2.1	SIX as the Disposing Party	22

		4.2.2	DBAG as the Disposing Party	23

	4.3	Right of first offer | exit rights of SIX in case of certain acquisitions of STOXX		25

	4.4	General principles governing the permitted disposal by a Party		26

5	Exclusivity of STOXX | *			26

	5.1	Exclusivity		26

	5.2	*		28

6	Effective date | duration of this Agreement			28

7	Further provisions			28

7.1	Good behaviour clause	28

7.2	Relationship to other contracts and articles of association	28

7.3	Amendments and supplements	29

7.4	Severability	29

7.5	Address for service	29

7.6	Prohibition of assignment	29

7.7	Transaction costs	30

7.8	Confidentiality	30

7.9	Governing law | court of arbitration	30

Preamble

A.	SIX is a stock corporation under Swiss law and has its seat in Zurich.

B.	DBAG is a stock corporation under German law and has its seat in Frankfurt am Main.

C.

The Parties, together with Dow Jones & Company, Inc. (DJ), hold 100% of the shares in STOXX AG (STOXX or the Company), a joint venture established for the purpose of developing and marketing a European index family. The share capital of STOXX is CHF 1,000,000 and is divided into 1,000 registered shares (Namensaktien), each with a nominal value of CHF 1,000. Each of SIX, DBAG and DJ holds 333 registered shares in STOXX. An additional registered share is jointly owned by the three shareholders (the Remaining Share). Thus, the full shareholding of each of the shareholders is 33 1/3 per cent.

D.	SIX, DBAG and DJ entered into a Share Purchase Agreement (Aktienkaufvertrag) on 12 November 2009 (the Share Purchase Agreement) pursuant to which (A) DBAG (i) will purchase 167 of the registered shares held by DJ in STOXX as well as DJ’s portion of the Remaining Share from DJ and (B) SIX will purchase 166 of the registered shares held by DJ in STOXX from DJ. Completion of the Share Purchase Agreement is subject to certain conditions precedent, including in particular the condition that the transactions under the Share Purchase Agreement require clearance by the competition authorities. Under a separate agreement between SIX and DBAG (the One-Third Agreement), which is intended to be completed simultaneously with and subject to the completion of the Share Purchase Agreement, SIX has agreed to sell its portion of the Remaining Share to DBAG, and DBAG has agreed to purchase the portion of SIX in the Remaining Share.

E.	Further, * considers selling *, and DBAG and SIX consider participating in a sales process relating to * through STOXX.

F.	The Parties intend to successfully continue and globally develop the business of STOXX following the specified changes; by means of this Agreement, they wish to agree the corporate governance and management of the STOXX Entities following completion of the Share Purchase Agreement, * as well as their mutual exit rights. Specifically, for the purpose of protecting SIX as a minority shareholder, they wish to agree that certain resolutions will be required to be passed unanimously in order to be valid, in particular in relation to amendments to the articles of association, the relocation of the seat of STOXX, i.e. the seat specified in its articles association (statutarischer Sitz) or its principal place of business (unternehmerischer Sitz), as well as the transformation of STOXX into a company whose activities substantially consist of holding interests or shareholdings in other partnerships or companies.

Now therefore, the Parties agree as follows:

1	Definitions

In this Agreement, the terms listed in Annex 1 shall have the meaning attributed to them therein.

2	Initial situation

2.1	Ownership structure

(a)	Following completion of the Share Purchase Agreement and the One-Third Agreement

(i)	DBAG shall hold 501 registered shares in STOXX with a nominal value of CHF 1,000 each; and

(ii)	SIX shall hold 499 registered shares in STOXX with a nominal value of CHF 1,000 each.

(b)	The Parties hereby agree that all of their current ownership interests in STOXX as well as any ownership interests acquired by them in future which are held by them either directly or through Group Companies, shall be subject to this Agreement.

(c)	Immediately after completion of the Share Purchase Agreement, any existing registered shares in STOXX shall be converted into bearer shares with the same nominal value as the existing registered shares, and share certificates relating to such shares shall be issued. The share certificates shall be deposited with the Escrow Agent in accordance with the provisions of article 4.1 (a).

2.2	Purpose of the STOXX Entities

The corporate purpose of the STOXX Entities is the development, marketing, licensing and distribution of indices and benchmarks at a global level. Neither STOXX nor its direct and indirect subsidiaries may enter into transactions other than in pursuit of this purpose unless the Parties mutually agree on extending the purpose of STOXX.

2.3	Index calculation entity

At the same time when entering into this Agreement, the Parties signed another Shareholders’ Agreement (the MONDAY Shareholders’ Agreement) in respect of an index calculation entity held jointly by the Parties (hereinafter referred to as MONDAY). The index calculation entity shall provide calculation services to STOXX, DBAG and SIX, and shall provide software solutions for index development and implementation. It may also provide its services to third parties.

3	Corporate governance

3.1	Corporate bases

3.1.1	Articles of association

(a)	The Parties shall procure that STOXX will receive articles of association pursuant to Annex 3.1.1 (a) immediately after completion of the Share Purchase Agreement.

(b)	The Parties agree, and shall procure, that each of the subject-matters specified in (c) below must be resolved unanimously by the relevant boards of STOXX or any other STOXX Entities in order to be effective. To the extent this is not legally permissible in the case of any future STOXX entity, the Parties shall implement such other legally permissible solution as comes closest to the purpose pursued by the Parties, and shall procure that the persons nominated by them as board members will act in accordance with this provision.

(c)	The principle of unanimity pursuant to (b) above shall apply to the following subject-matters:

(i)	any amendment to this Agreement, the articles of association, the organisational regulations, and any other documents under corporate law of STOXX or any other STOXX Entities;

(ii)	the liquidation of STOXX and any other direct or indirect relocation of the seat of STOXX;

(iii)	the transformation of the existing structure of STOXX into a holding structure;

(iv)	any transaction having a direct or indirect influence on the share capital of STOXX, such as capital increases of any type, share buybacks or the issue of shares;

(v)	the entry into, amendment or ordinary termination (ordentliche Beendigung) of this Agreement (including pursuant to article 404 of the Swiss Law of Obligations (Schweizerisches Obligationenrecht – OR)) pursuant to article 3.11 (a) (i) hereof (as opposed to an extraordinary termination (ausserordentliche Beendigung) as a result of a material breach or lack of competitiveness as provided for in detail in article 3.11 (a) (i) hereof and in the MONDAY Shareholders’ Agreement);

(vi)	any acquisition of another undertaking, a business or parts thereof, or any investment in other undertakings, businesses of parts thereof, respectively, to the extent such acquisition or investment, respectively, (x) is not related to Ordinary Operations, (y) is covered by (c) (iv) above, or (z) is related to Ordinary Operations, but it is intended, for this purpose, to procure outside capital exceeding the Protected Capital Amount (Schutzbetrag) in respect of each such acquisition or investment;

(vii)	the entry into any agreement regarding a partnership, consortium, joint venture or any other form of co-operation, to the extent any such act (x) is not related to Ordinary Operations, (y) is covered by (c) (iv) above, or (z) is related to Ordinary Operations, but it is intended, for this purpose, to procure outside capital exceeding the Protected Capital Amount (Schutzbetrag) in respect of each such act;

(viii)	the sale or encumbrance of any material assets, including intellectual property rights (in particular trademark rights, patents,

rights in data collections or data bases, calculation technologies as well as any similar rights such as know-how) of STOXX or any STOXX entity;

(ix)	the entry into, increase in or assumption of obligations under any guarantee, surety (Bürgschaft) or indemnification in favour of (y) any third party, to the extent the relevant liability exceeds the Protected Capital Amount (Schutzbetrag) and is not related to Ordinary Operations, or (z) any shareholders or their Group Companies (with the exception of STOXX Entities);

(x)	the raising and granting of loans (third-party and shareholder loans) if the amount of each individual transaction exceeds the Protected Capital Amount (Schutzbetrag), excluding the raising and granting of loans among STOXX Entities; loans within the meaning of this provision shall not include any working capital lines granted by banks, in the course of Ordinary Operations, to STOXX Entities the amount of which does not exceed 10% of the expenses of such STOXX Entities according to their possibly consolidated profit and loss statement in accordance with Swiss GAAP (statutarische Erfolgrechnung) as of the end of the last financial year preceding the raising of that loan; to the extent that any working capital lines exceed an amount equalling 10% of the expenses of the STOXX Entities according to their possibly consolidated profit and loss statement in accordance with Swiss GAAP (statutarische Erfolgrechnung) as of the end of the last financial year preceding the raising of the loan in question, they shall not be related to Ordinary Operations; it is not possible to finance any acquisitions within the meaning of (c) (vi) or transactions within the meaning of (c) (vii), respectively, by way of working capital lines.

(xi)	any deviation from the principle of full distribution of the relevant annual net profits or, as the case may be, semi-annual net profits of STOXX, any profit brought forward of preceding financial years of the STOXX Entities as well as any free reserves of the STOXX Entities pursuant to article 3.9;

(xii)	the nomination of any member of the STOXX Management Board unless the member proposed is independent of DBAG and SIX at the time of his nomination. A person shall be deemed as not independent if such person has worked as an employee (including as a member of the management board/management or supervisory board/board of directors) for DBAG or SIX or any of their Group Companies (with the exception of the STOXX Entities) during the last three years.

(d)	If, subject to (f), following the conclusion of this Agreement, the shareholding in STOXX held by SIX falls below 25% of the shares issued:

(i)	all rights and duties of the Parties under article 3.2.1 (b) (sentence 2) (General), article 3.3.4 (Power of representation of the members of the Board of Directors), article 3.3.6 (Secretary of the

Board of Directors), article 3.3.8 (last sentence) (Meetings), article 3.4.1 (Composition and election), article 3.4.3 (Participation of Management Board in the meetings of the Board of Directors), article 4.3 as well as article 5 (Exclusivity) hereof shall cease to exist;

(ii)	article 3.3.1 (Composition and election) shall be adjusted in accordance with article 3.3.1 (e), and article 3.9 (Dividend rights) shall be adjusted in accordance with article 3.9 (e);

(iii)	the principle of unanimity pursuant to article 3.1.1 (b) shall cease to apply except with regard to the following subject-matters:

(1)	any amendment of this Agreement (i.e. the version of this Agreement in effect after its adjustment pursuant to (e) below);

(2)	any change of the purpose of STOXX as provided for in the articles of association;

(3)	a change of the seat of STOXX specified in the articles of association;

(4)	the entry into, amendment or ordinary termination of this Agreement (including pursuant to article 404 of the Swiss Law of Obligations) pursuant to article 3.11 (a) (i) hereof (as opposed to an extraordinary termination as a result of a material breach or lack of competitiveness as provided for in detail in article 3.11 (a) (i) hereof and in the MONDAY Shareholders’ Agreement);

(e)	If the event provided for in (d) above occurs, the Parties shall make and implement the necessary amendments and adjustments of this Agreement, the articles of association and the organisational regulations of STOXX as quickly as possible;

(f)	If the Enterprise Value (i.e. the purchase price prior to the deduction of Net Financial Liabilities or any other purchase price adjustments) of the * agreed upon by STOXX and * or any entity controlled by the latter, respectively, amounts to * or more, the amendments pursuant to (d) shall not become effective unless the shareholding in STOXX held by SIX drops below *%.

3.1.2	Organisational regulations

The Parties shall procure that STOXX will receive organisational regulations pursuant to Annex 3.1.2.

3.2	General Meeting of STOXX

3.2.1	General

(a)	The General Meeting of STOXX (the General Meeting) shall have the responsibilities attributed to it pursuant to the Swiss Law of Obligations (the Swiss Law of Obligations) and the articles of association.

(b)	The General Meeting shall be convened by the Board of Directors. In addition, either Party may at any time request that an extraordinary General Meeting be convened, stating the items on the agenda and motions.

3.2.2	Resolutions

Unless provided for otherwise by applicable law, the articles of association or this Agreement, the General Meeting shall adopt its resolutions and carry out its elections with a simple majority of the voting shares represented. Neither the President of the Board of Directors nor any other person shall have a casting vote. If a resolution of the General Meeting is not adopted unanimously or with the qualified majority required by this Agreement and the articles of association, such resolution shall be deemed as not adopted.

3.3	STOXX Board of Directors

3.3.1	Composition and election

(a)	The STOXX Board of Directors shall consist of four members. The term of office shall be three years; each member may be re-elected without any limitations. Each Party is entitled to nominate two members of the Board of Directors who will be proposed for election to the General Meeting; DBAG is in addition entitled to designate the President of the Board of Directors from among the persons proposed for election by DBAG; SIX is entitled to designate the Vice-President of the Board of Directors from among the persons proposed for election by SIX. Each proposal for election shall be submitted to the other Party in writing, together with an informative CV of each person proposed for election. Only persons who meet existing election requirements (if any) under applicable law may be proposed or designated for election to the STOXX Board of Directors.

(b)	The members of the Board of Directors shall not receive any remuneration for their work. They shall only be reimbursed reasonable expenses for travel costs, provided that such travels are required for them to fulfil their duties as members of the Board of Directors. Each Party shall itself insure, at its own discretion, the members of the STOXX Board of Directors nominated by it against the risks under responsibility and third party liability law (verantwortungs- und haftungsrechtliche Risiken) related to their office.

(c)	Each Party is obliged to vote with its shares in favour of the members of the Board of Directors proposed for election by the other Party as contractually agreed.

(d)

Each Party is entitled to demand at any time that members of the Board of Directors proposed for election by it be removed from office. If a Party demands that a member of the Board of Directors proposed for election by it be removed from office, a General Meeting for the purpose of removing such member from office (if necessary) and electing a successor shall be held without undue delay (unverzüglich). The other Party shall be obliged to participate in such General Meeting and to vote accordingly. The designated successor may, to the extent legally permissible, participate with an advisory vote, in his capacity as an expert, in all meetings of the Board of Directors that take place prior to his election. A person proposed for election who may already participate in meetings of the Board of Directors prior to being elected shall receive all documents made available to the members of the Board of Directors at the same time such documents are delivered to the latter. Such person proposed for election must be required to comply with confidentiality requirements in advance.

(e)	If the reduced Agreement pursuant to article 3.1.1 (d) takes effect, only one member of the Board of Directors may be proposed for election to the General Meeting by SIX. SIX will be obliged to procure that, at the time such reduced Agreement takes effect, one of the members of the Board of Directors nominated by it will resign from office or, as the case may be, to agree to such member of the Board of Directors being removed from office at any General Meeting.

3.3.2	Resolutions

(a)	For a resolution to be effective, at least three of the members of the Board of Directors, including the two representatives of DBAG, are required to participate in the meeting at which such resolution is adopted. Unless provided for otherwise by applicable law, the articles of association, the organisational regulations or this Agreement, the Board of Directors shall adopt its resolutions and carry out its elections with a majority of the votes cast. Each member of the Board of Directors shall have one vote. The President of the Board of Directors shall have the casting vote.

(b)	Each Party shall use its best endeavours to procure that the members of the Board of Directors proposed for election by it will participate in all duly convened meetings of the Board of Directors and will return circular resolutions of the Board of Directors to STOXX within seven calendar days after receipt of the relevant motion.

(c)	If a resolution of the Board of Directors is not adopted unanimously or with the qualified majority required by this Agreement, the articles of association or the organisational regulations, such resolution shall be deemed as not adopted.

3.3.3	Responsibilities

The Board of Directors shall have the responsibilities pursuant to the organisational regulations set forth in Annex 3.1.2.

3.3.4	Power of representation of the members of the Board of Directors

STOXX may be represented by two members of the Board of Directors acting jointly, with the members of the Board of Directors designated by SIX only being able to exercise such power of representation jointly with a member of the Board of Directors designated by DBAG or the Management, respectively. The above limitation of the power of representation vested in the members of the Board of Directors shall be entered in the commercial register.

If the members of the Board of Directors designated by DBAG or the Management, respectively, of STOXX Entities enter, without the consent of the members of the Board of Directors designated by SIX, into legal transactions or, as the case may be, perform any acts requiring a unanimous resolution in order to be effective pursuant to article 3.1.1 (b) and (c), DBAG will be required to pay to SIX a contractual penalty in the amount of * for each breach. SIX is entitled to file a claim for any other damage it incurred as a result of a contractual breach as well.

3.3.5	Committees of the Board of Directors

The Board of Directors may set up advisory committees and may consult external experts or customers.

3.3.6	Secretary of the Board of Directors

SIX is entitled to designate the Secretary of the Board of Directors who shall not be a member of the Board of Directors. The Secretary of the Board of Directors shall be subordinate to the President of the Board of Directors.

3.3.7	Information flow and confidentiality

Each member of the Board of Directors is entitled to pass on any information or documents regarding STOXX or other STOXX Entities received from STOXX in his capacity as a member of the Board of Directors to the boards, employees and advisers of the Party that has proposed that such member be elected to the Board of Directors, or of such Party’s Group Companies, respectively. In doing so, each Party shall ensure that such information or documents regarding STOXX or other STOXX Entities will be treated confidentially. Each Party shall ensure in particular that no such information or documents regarding STOXX or other STOXX Entities shall be made available, disclosed or communicated to any person who performs for either Party, or a third party, as a board or employee, any full or part-time activities that compete, directly or indirectly, with the business operated by the STOXX Entities. Such activities shall no longer be deemed to be competing activities within the meaning of this provision if a Party has asserted its right of contribution pursuant to article 5.1 (b), and the Parties have reached an agreement on the conditions of such contribution, including a binding and definite agreement on, or, as the case may be, determination of, the purchase price to be paid by STOXX.

3.3.8	Meetings

The STOXX Board of Directors shall meet as frequently as required by business need, at least, however, four times per year. The meetings shall take place in Zurich, at the seat of STOXX, unless the Board of Directors resolves, by way of exception, to hold a meeting at any other place. The majority of the annual meetings of the Board of Directors must be held, however, at the seat of STOXX.

3.3.9	Board of Directors of * entities

Articles 3.3.1 to 3.3.8 shall apply mutatis mutandis to the Board of Directors of the company or companies which will acquire and operate *. In case this is not permitted by law, articles 3.3.1 to 3.3.8 shall be replaced, as regards the subsidiary in question, by such valid provision as comes closest to the intentions pursued by the Parties when agreeing the wording of articles 3.3.1 to 3.3.8.

3.4	STOXX Management Board

3.4.1	Composition and election

(a)	The STOXX Management Board shall be composed of the CEO and the CFO, and the Parties shall ensure that the Board of Directors of STOXX will appoint a person to be nominated by DBAG as CEO and a person to be nominated by SIX as CFO.

(b)	The STOXX Board of Directors may also appoint further Management Board members, if necessary, in particular a COO, CIO and CTO. Subject to the nomination rights under (a) above with regard to the CEO and the CFO, the Parties are entitled to propose adequate candidates in the event of vacancies or an extension of the Management Board; in this case, neither Party shall be obliged to approve the proposal of the other Party.

(c)	The Parties may only nominate persons as members of the Management Board provided that:

(i)	they meet any regulatory or other statutory requirements in Switzerland (and, if required, in any other jurisdictions where a STOXX entity commences or carries on a business);

(ii)	the respective person is independent of DBAG or SIX. Any person shall be deemed independent who is currently not employed, or has not been employed within the last three years, by DBAG or SIX or any of their respective Group Companies (except for the STOXX Entities) (including as a member of the Management Board (Vorstand) or the Executive Board (Geschäftsleitung), respectively, or as a member of the Supervisory Board (Aufsichtsrat) or the Board of Directors (Verwaltungsrat), respectively); and

(iii)	they are not concerned with the upper management, supervision or Control of a STOXX entity.

(d)	A member of the Management Board shall be removed if he no longer meets the requirements of (c) above during his term of office. The Parties shall procure that a successor to the Management Board member who left will be appointed as soon as possible. The above provisions shall apply accordingly in the event a Management Board member resigns or becomes permanently unable to work.

(e)	Each Party is entitled to request at any time that the member it has proposed be replaced. It is obliged to do so if the member it has proposed no longer meets the requirements of (d) above. In such case, the Parties shall procure that the responsible board will take the steps necessary for the respective changes.

(f)	SIX’ rights to propose to the Board of Directors a candidate for election as CFO and to refuse the candidate proposed by DBAG for election as CEO pursuant to the requirements of (c) above shall cease to exist upon entry into force of the reduced Agreement according to article 3.1.1(d).

3.4.2	Resolutions

(a)	Unless otherwise provided by law, the articles of association, the organisational regulations or this Agreement, the Management Board shall adopt resolutions with a simple majority of votes cast. Subject to the catalogue of matters requiring unanimous resolutions pursuant to article 3.1.1(c) and (d), the CEO shall have the casting vote with respect to all matters for which the Management Board is responsible according to the articles of association, the organisational regulations or the internal instructions of STOXX.

(b)	If a Management Board resolution is not adopted unanimously or with the qualified majority required by this Agreement, the articles of association or the organisational regulations, such resolution shall be deemed as not adopted. In this case, the matter shall be referred to the Board of Directors for a decision. The provision of article 3.3.2 shall apply to decisions to be taken by the Board of Directors.

3.4.3	Participation of the Management Board in the meetings of the Board of Directors

The CEO and the CFO shall attend the meetings of the Board of Directors in advisory capacity, but without being entitled to vote. With respect to agenda items relating to the Management Board members, or if the President of the Board of Directors so directs, a meeting shall be held, in whole or in part, without the participation of the Management Board members. The CFO may be excluded from a meeting if (a) the CEO is also excluded from the meeting, (b) a member of the Board of Directors nominated by SIX gives his consent or (c) the Board of Director discusses an item or intends to pass resolutions which concern the CFO personally.

3.4.4	Responsibilities

(a)	Subject to the duties of the Board of Directors and the organisational regulations, the CEO shall be responsible for the executive management of STOXX and its direct and indirect subsidiaries. He shall exercise the rights and duties set forth in the organisational regulations attached hereto as Annex 3.1.2 and shall prepare, together with the Management Board as advisory body, the business matters to be resolved upon by the Board of Directors, provided that such tasks fall within the scope of his responsibilities.

(b)	Investments, disinvestments as well as any other liabilities outside the approved budget, to the extent they exceed an amount of €500,000 in each individual case, require the approval of the Board of Directors, subject to the competence of the General Meeting.

3.5	Financial year | rating | Parties’ auditing rights | IFRS management accounts

(a)	The STOXX financial year runs from 1 January to 31 December of each calendar year.

(b)	The Parties are obliged to use their reasonable endeavours to procure that the business and financial ratios relevant for the rating of STOXX or the STOXX

Entities allow to receive a long-term local credit issuer rating of * or better by Standard & Poor’s during the entire term of this Agreement.

(c)	Each Party is entitled to have the books of STOXX audited by its own employees and auditors at its own cost and expense. Such audit is to be carried out in such form that it does not materially impair the ordinary course of STOXX’ business. The auditing Party shall receive access to all books, documents, systems and employees of STOXX who or which are reasonably relevant for such audit. Any information received during the audit of STOXX shall be treated confidentially.

(d)	In addition to the documents necessary for the STOXX annual and semi-annual accounts which are required under the Swiss Law of Obligations or Swiss GAAP FER, the STOXX Management Board shall prepare management accounts in line with IFRS; for these purposes, IFRS shall be based on the same principles that DBAG applies to prepare its own consolidated accounts according to IFRS. DBAG is obliged to provide STOXX, without being requested, with a copy of DBAG’s accounting handbook in its current version and to inform STOXX without undue delay about any amendments of such handbook and the accounting principles and methods according to IFRS.

3.6	Management information

The STOXX Management Board shall establish and maintain a management information system (MIS) which is up to date and appropriate with regard to the business of STOXX. It shall have provided each member of the Board of Directors with monthly information on the business of STOXX by no later than the 15th calendar day of the following month. Such information shall include the following data, in particular:

(a)	a consolidated income statement, a cash flow statement, a current cash management plan as well as a consolidated statement of equity (Eigenkapitalstatus) for each month;

(b)	a comparison of the consolidated income statement with the budget for the respective month;

(c)	a written explanation, in the case the consolidated income statement substantially deviates from the budget;

(d)	revenues, itemised by material components, costs and EBITDA; and

(e)	a rolling year-end forecast in relation to the consolidated income statement and the cash flow statement.

3.7	Business plan

(a)	The Parties shall procure that the business of STOXX be principally conducted in line with the business plan for the years 2010 to 2012 as agreed by the Parties when entering into this Agreement and which is attached hereto as Annex 3.7.

(b)	Any amendment to such business plan, including the rolling annual supplementation, may be approved by the majority of votes cast by the STOXX Board of Directors.

(c)	The Parties shall procure that, in the third quarter of each year, the STOXX Management Board will prepare an adjustment proposal regarding the STOXX business plan on a rolling basis to ensure that it constantly covers a period of three years; they shall also procure that the STOXX Management Board will submit such proposal to the STOXX Board of Directors in the course of October of each year at the latest. In this context, the STOXX Management Board will prepare its proposal for the business plan adjustment in line with the strategic standards and priorities set out in the business plan under Annex 3.7 or resolved by the Board of Directors of STOXX with the majority of votes cast. Each party is entitled to request the STOXX Management Board to provide it with any information necessary for an objective assessment and evaluation of the proposed business plan. At the same time, the STOXX Management Board will submit any further information to the members of the STOXX Board of Directors.

3.8	Budget

(a)	The Parties shall procure that the STOXX Management Board will prepare, for each financial year, a budget for STOXX in accordance with the approved business plan, whereby the STOXX budgeting process is to be co-ordinated with the DBAG budgeting process. The budget for the 2010 financial year as agreed by the Parties when entering into this Agreement is attached hereto as Annex 3.8(a).

(b)	Unless otherwise agreed by the Parties, the budget prepared by the STOXX Management Board shall be in the form of the 2010 budget attached hereto as Annex 3.8.(a).

(c)	Article 3.7(b) shall apply accordingly in relation to the budget.

3.9	Dividend policy | dividend rights of SIX

(a)	The Parties shall mutually undertake, also through the persons delegated by them as board members, to make their best efforts and take all necessary steps, in particular by exercising their voting power and instructing the board members nominated by them, to ensure that:

(i)	to the extent permitted by law, the annual net profit or the semi-annual net profit of STOXX of each financial year as well as any profit brought forward from previous financial years and/or free reserves of STOXX will be distributed as dividends to the Parties on a half-yearly basis in accordance with their equity participation in STOXX and based on the audited annual accounts as per 31 December and the audited semi-annual annual accounts as per 30 June; and

(ii)

the audited annual accounts or audited semi-annual accounts required for the distribution of the semi-annual dividend will be prepared, audited and approved by the Board of Directors as soon as possible after the relevant cut-off date, but no later than 45 calendar days thereafter; the General Meeting approving the annual or semi-annual accounts and such dividend will be held in the form of a plenary General Meeting within a period of 10 calendar days thereafter; and the dividend will be distributed to the Parties in their capacity as shareholders within a further period of 10 calendar days. The distribution as per 30 June may be postponed to end-December of the respective financial year at the latest, provided that STOXX, following the distribution of its semi-annual net profit pursuant to this article 3.9(a)(ii), would no longer have sufficient liquid funds available for its ordinary operating activities. Liquid funds exceeding the amount required for ordinary operating activities must in any event be distributed in accordance with this article 3.9(a)(ii). Unless the Parties agree otherwise, the dividend based on the 2010 annual accounts shall be distributed, as a one-time exception, at the same time the earn out component pursuant to the Share Purchase Agreement between DBAG, SIX and DJ dated 12 November 2009 is paid, but in no event later than 30 June 2011.

(b)	In addition to the annual or semi-annual dividend under (a) above, SIX is also entitled to request once in a financial year, as per each end-of-quarter date, by written notification to DBAG and STOXX that any net profit incurred as from the most recent audited annual or semi-annual accounts, any profit carried forward from previous reporting periods and/or any free reserves be distributed as an interim dividend, provided that STOXX, following such distribution, will still have sufficient funds available for its operating activities within the limits of the determined budget. Article 3.9(a)(ii), including the obligations of the Parties in their capacity as shareholders, shall apply accordingly. Audited interim accounts shall be prepared instead of audited annual accounts or audited semi-annual accounts. Any costs STOXX will incur in connection with the distribution of such interim dividend shall be borne by SIX exclusively.

(c)	SIX is further entitled to have any annual or interim accounts of STOXX prepared in accordance with Swiss GAAP (statutarischer Jahres- oder Zwischenabschluss von STOXX) reviewed by an audit firm it instructs to verify whether such accounts were prepared in line with the valuation and accounting practices STOXX applied as of the date of this Agreement (current state: the 2009 annual accounts of STOXX prepared in accordance with Swiss GAAP (statutarischer STOXX-Jahresabschluss von 2009)). SIX shall notify to DBAG in writing if SIX, on the basis of such review, comes to the conclusion that the current valuation and accounting practices have not been complied with, such deviations are not based on mandatory statutory provisions and a higher dividend as disclosed in the audited annual or semi-annual accounts would have to be distributed if the current valuation and accounting practices were applied consistently. In this case, the Parties are obliged to negotiate in good faith either on the adjustment of the respective annual or interim accounts and the amount to be distributed as dividend or on any other economically equivalent solutions. If the Parties cannot agree on the required adjustments and the dividend increase within 15 days of the written notification by SIX to DBAG, an audit firm designated by the Parties by mutual consent shall be instructed with the determination of the dividend amount which may have to be increased. The procedure pursuant to article 4.2(b) to (f) shall apply accordingly, and the costs for such procedure shall be borne by SIX in any event.

(d)

If no dividends are distributed according to article 3.9(a) or, in the event of a written notification by SIX, according to article 3.9(b) or if such dividends are not distributed within the periods provided for in such articles, DBAG shall pay interest at a rate of 5% (calculated on a 30/360 basis) on the dividend amount not distributed and shall pay the interest accrued by the relevant date to SIX onto its designated account as per the end of each month. The obligation to pay interest shall continue in force until STOXX has paid out effectively the dividend amount not distributed. If there is a delay in dividend distribution since STOXX, at the date the dividend is declared, does not have sufficient cash funds available to both distribute such dividend and continue its operating business within the limits of the determined budget, all cash funds becoming available thereafter shall be used to immediately fulfil the Parties’ dividend rights on a pro-rata basis, unless the continuation of the operating business of STOXX is impaired thereby. DBAG shall pay to SIX a penalty amounting to 50% of the dividend amount not distributed to SIX if DBAG, in relation to a dividend to be distributed under article 3.9(a) or article 3.9(b), does not vote in line with this Agreement at the respective General Meeting, if a dividend to be distributed under article 3.9(a) or article 3.9(b) is not paid out to the shareholders within ten calendar days after such General Meeting or if DBAG otherwise prevents, in bad faith, that a dividend is distributed in line with this Agreement. The Parties agree that the obligation to pay a penalty as agreed herein will cease to have effect and DBAG will only pay interest at a rate of 5% (calculated on a 30/360 basis) on the dividend amount not distributed, provided that a higher dividend as disclosed in the audited annual or interim accounts would have to be distributed pursuant to article 3.9(c) if the annual or interim accounts prepared in accordance with Swiss GAAP (statutarischer Jahres- bzw. Zwischenabschluss) were prepared in line herewith. ‘Dividend amount not distributed’ means the difference between the dividend effectively distributed to SIX and the dividend amount STOXX would have had to distribute to SIX if DBAG had acted in line with this Agreement. The basis for calculating the dividend amount shall be (i) the balance-sheet profit disclosed in the audited annual or semi-annual balance sheet prepared in accordance with Swiss GAAP (geprüfte statutarische Jahresbilanz bzw. Halbjahresbilanz), consisting of the annual or semi-annual profit pursuant to the profit and loss statement in accordance with Swiss GAAP (statutarische Erfolgsrechnung) and the profit brought forward from the previous year on the basis of which the current dividend entitlement of SIX is calculated, or (ii) if, contrary to article 3.9(a) or article 3.9(b), no such audited annual or semi-annual balance sheet prepared in accordance with Swiss GAAP (geprüfte statutarische Jahresbilanz bzw. Halbjahresbilanz) is available, the balance-sheet profit disclosed in the most recent audited annual or semi-annual balance sheet prepared in accordance with Swiss GAAP (geprüfte statutarische Jahresbilanz bzw. Halbjahresbilanz) which is available, consisting of the annual or semi-annual profit pursuant to the profit and loss statement in accordance with Swiss GAAP (statutarische Erfolgsrechnung) and the profit brought forward from the previous year. If it turns out that, in the latter case, when the current audited annual or semi-annual balance sheet prepared in accordance with Swiss GAAP (geprüfte statutarische Jahresbilanz bzw. Halbjahresbilanz) become available, the current balance-sheet profit exceeds the balance-sheet profit disclosed in the audited annual or semi-annual balance sheet prepared in accordance with Swiss GAAP (geprüfte statutarische Jahresbilanz bzw. Halbjahresbilanz) which has been available before, DBAG shall be obliged to make a corresponding compensatory payment to SIX plus interest at a rate of 5% (calculated on a 30/360 basis and accruing as from the date on which the audited annual or semi-annual balance sheet prepared in accordance with Swiss GAAP (geprüfte statutarische Jahresbilanz bzw. Halbjahresbilanz) pursuant to article 3.9(a) or article 3.9(b) should have been available). The compensatory payment shall be due and payable as soon as the outstanding audited annual or semi-annual balance sheet prepared in accordance with Swiss GAAP (geprüfte statutarische Jahresbilanz bzw. Halbjahresbilanz) becomes available.

(e)	Upon entry into force of the reduced Agreement pursuant to article 3.1.1(d), the dividend rights of SIX under article 3.9(a) to (d) shall cease to have effect as soon as the Parties have given effect to the provision set out in Annex 3.9(e).

(f)	To the extent permitted by law, the provisions of this article shall also apply accordingly to all STOXX Group Companies.

3.10	Financing and SIX’ shareholding in STOXX

To the extent the STOXX Entities and their respective businesses cannot be financed with the income of the STOXX Entities alone and if, in consideration of the provisions hereof, additional funds are intended to be contributed to STOXX by increasing the Parties’ equity participation, the Parties shall procure that, following a potential equity capital contribution to STOXX in which the Parties do not participate in equal shares, the Parties’ shareholding in STOXX must in any case be equal to the Parties’ actual economic participation in STOXX.

3.11	Contracts between the Parties and STOXX

(a)	Upon completion of the Share Purchase Agreement, the Parties or their respective Group Companies (including MONDAY as a SIX group company) and STOXX or its direct or indirect subsidiaries shall enter into the following service contracts which are material for the Company:

(i)	contract between STOXX and MONDAY relating to calculation services and the provision of software solutions for index development and implementation regarding STOXX indices and benchmarks, basically in line with the key terms agreed by the Parties in relation to this Agreement and attached hereto as Annex 3.11(a)(i);

(ii)	contract between STOXX and MONDAY relating to calculation services and the provision of software solutions for index development and implementation regarding DBAG’s national selection indices;

(iii)	contract between DBAG and STOXX relating to the distribution and marketing of DBAG’s national selection indices, basically in line with the key terms agreed by the Parties in relation to this Agreement and attached hereto as Annex 3.11(a)(iii);

(iv)	contract between SIX and STOXX relating to the distribution and marketing of the national index families of SIX, basically in line with the key terms agreed by the Parties in relation to this Agreement and attached hereto as Annex 3.11(a)(iv); and

(v)	contract between SIX and MONDAY relating to calculation services and the provision of software solutions for the national selection indices.

The Parties are obliged to negotiate these contracts in good faith between the date of signing and the completion of the Share Purchase Agreement.

(b)	If DBAG terminates a contract with STOXX relating to DBAG’s National Selection Indices or if SIX terminates a contract with STOXX relating to the national index families of SIX, the respective party is entitled to enter into a new contract with STOXX subsequently, either on equal terms like the other party or, if none of the other parties still is a contractual partner of STOXX, on an arm’s length basis.

(c)	If it is intended that either Party or its respective Group Companies (including MONDAY) and STOXX or its direct or indirect subsidiaries enter into further contracts in addition to the contracts set out in (a) above, the conclusion of such contracts shall be conditional upon the unanimous approval of the STOXX Board of Directors.

4	Restrictions on disposal, right of first offer (Vorhandrechte), exit rights

4.1	Restrictions on disposal

(a)	Subject to the provisions of article 4.1(b), article 4.2 and article 4.3, none of the Parties may sell its shares in STOXX in whole or in part, directly or indirectly, free or against payment, issue options or other similar rights to these shares, pledge the shares, grant usufruct of the shares or encumber them in any other way without the prior written consent of the respective other Party. In order to ensure compliance with this restriction of disposal, each Party shall dispose all share certificates that directly or indirectly belong to such Party with a person determined by mutual consent of the Parties (the Escrow Agent) pursuant to the Escrow Agreement (Hinterlegungsvertrag) in the form described in Annex 4.1(a).

(b)	Notwithstanding the restrictions set forth in Article 4.1(a), each Party may transfer all shares in STOXX to a group company if (i) the group company concerned has joined this Agreement before the transfer and has assumed all rights and obligations of a Party under and in connection with this Agreement and (ii) the transferring Party ensures that the acquiring group company re-transfers its shares in STOXX without delay to the transferring Party or another group company if the acquiring group company ceases to be a group company of the transferring Party. The transferring Party (x) ensures that the acquiring group company fulfils all of its obligations under this Agreement in line with this Agreement and (y) is liable as a guarantor within the meaning of article 111 of the Swiss Law of Obligations (Schweizerisches Obligationenrecht) for all violations of this Agreement on the part of the acquiring group company.

4.2	Right of first offer | exit rights of the Parties

(a)	If a Party (the Disposing Party) intends to dispose of all of its shares (it being understood, for the sake of clarity, that no Party is permitted to dispose of just a part of its shares), such Party shall notify the respective other Party in writing of its intention (the Notice of Disposal). The Disposing Party must present its calculation of the Enterprise Value of the STOXX Entities in the Notice of Disposal. Within 30 calendar days from receipt of the Notice of Disposal, the respective other Party must declare towards the Disposing Party whether or not it is basically prepared to acquire the shares, subject to the reaching of agreement on the Enterprise Value and the binding and definite determination of the Enterprise Value pursuant to (b) to (f) below (the Notice of Intended Acquisition). The Notice of Intended Acquisition by the other Party must contain a calculation of the Enterprise Value of the STOXX Entities carried out by such other Party. Should the Disposing Party fail to receive a Notice of Intended Acquisition within a period of 30 calendar days, the other Party may no longer exercise its right of first offer (Vorhandrecht).

(b)	Should the Parties fail to reach agreement on the Enterprise Value within 14 calendar days following the Notice of Intended Acquisition (the date of receipt of the Notice shall be decisive), an audit firm or an investment bank determined by mutual consent of the Parties shall be entrusted with determining the Enterprise Value *. Should the Parties fail to reach agreement on an audit firm or an investment bank within 10 further calendar days, the matter shall be handed over for assessment to an individual or legal entity appointed, upon application of either Party, by the International Centre for Expertise of the International Chamber of Commerce (ICC), Paris, France, (the ICC Centre) pursuant to the ICC Rules for Expertise (provisions on the appointment of experts) (the audit firm or investment bank determined by mutual consent, or the individual or legal entity appointed by the ICC Centre, hereinafter referred to as the Expert). The Expert shall act as an expert within the meaning of section 258 of the Zurich Code of Civil Procedure (Zürcherische Zivilprozessordnung) or, after the Swiss Federal Code of Civil Procedure (Eidgenössissche Zivilprozessordnung) has taken effect, within the meaning of article 189 of the Swiss Federal Code of Civil Procedure, and not as an arbitrator.

(c)	Should the Parties among themselves and/or the Parties and the Expert fail to reach agreement on the terms and conditions for commissioning the Expert within another 14 calendar days from the appointment of the Expert pursuant to the paragraph above, each Party may refer the matter to the ICC Centre. In this case the ICC Centre shall then determine the terms and conditions of the assignment and all other issues pursuant to the ICC Rules for Expertise (provisions on the administration of expertise proceedings).

(d)	The Expert’s expertise shall be final and binding for both Parties upon being served.

(e)	The Parties shall ensure that the Expert receives all documents and information for determining the Enterprise Value that the Expert demands. Unless otherwise agreed by the Parties, the Expert shall him- or herself determine the processes and procedures to be applied for the assessment in line with the provisions of this Agreement (Annex 4.2(b) shall be decisive for the valuation). The procedure applied by the Expert shall observe the principles of a formal hearing (Grundsätze des rechtlichen Gehörs). In particular, the Expert must

(vi)	give the Parties the opportunity to comment verbally or in writing;

(vii)	oblige the Parties to send any written comments addressed to the Expert simultaneously to the respective other Parties; and

(viii)	enable each Party to be present during oral submissions of the respective other Party.

(f)	The costs and expenses (including value added tax) of the Experts shall be borne by the Parties on the basis of their shareholding in STOXX at the time the procedure pursuant to (a) above was instituted.

(g)

Within 30 calendar days following agreement of the Parties on the Enterprise Value or the final and binding determination of the Enterprise Value by the Expert, the Party entitled to the right of first offer shall have the right to acquire the STOXX shares of the Disposing Party at the Enterprise Value plus or minus any purchase price adjustment pursuant to article 2.2(a) (ii) and (iii) as well as article 2.4 of Annex 4.2(h) by sending a written declaration to this effect to the Disposing Party

(the Notice of Acceptance). If DBAG is the Disposing Party, SIX may instead declare (the Tag-Along Notice) to waive its right of first offer and demand from DBAG to ensure that SIX may jointly sell all of its shares in STOXX at the terms and conditions negotiated by DBAG with the relevant third party. Above and beyond the provisions contained herein, the tag-along right (Mitverkaufsrecht) of SIX shall be governed by the provisions of article 4.2.2(e). The deadline for submitting the Notice of Acceptance and/or the Tag-Along Notice shall end at 24.00 hrs CET of the last day of the thirty-day period.

(h)	As soon as the Disposing Party has received the Notice of Acceptance, a purchase contract is created under the terms and conditions stipulated in Annex 4.2(h). The Party entitled to the right of first offer may demand that the completion of this purchase contract be postponed for a maximum of 6 months following submission of the Notice of Acceptance for the purpose of putting up security for and providing finance for the acquisition. After expiry of the first 3 months following the Notice of Acceptance, the Party entitled to the right of first offer shall be obliged to pay interest on the purchase price at a rate of 4% (calculated on a 30/360 basis) up to the effective completion of the purchase contract. The duty to pay interest shall not apply to the extent to which the Disposing Party is exclusively responsible for the postponement of the completion.

(i)	Should the Party entitled to the right of first offer fail to submit its Notice of Intended Acquisition in time or fail to exercise its right of first offer in time, or should the purchase contract created through the exercise of the right of first offer not be duly fulfilled pursuant to the terms and conditions in Annex 4.2(h) for reasons for which the Party entitled to the right of first offer is responsible, or should the purchase contract pursuant to Annex 4.2(h) not be completed because the responsible merger control or supervisory authorities have not approved such completion within the period set in Annex 4.2(h), or have prohibited the purchase contract or subjected it to conditions that the Party entitled to the right of first offer cannot be reasonably expected to accept, or, should DBAG be the Disposing Party, if SIX submits the Tag-Along Notice, SIX shall have the rights and obligations pursuant to article 4.2.1 and DBAG shall have the rights and obligations pursuant to article 4.2.2.

(k)	Each Party shall be obliged to send all messages and notices it addresses to the respective other Party pursuant to this article or articles 4.2.1 and 4.2.2 simultaneously to the Escrow Agent.

4.2.1	SIX as the Disposing Party

(a)

Within 180 calendar days from the time when DBAG’s right of first offer lapses pursuant to article 4.2(i), SIX shall be entitled to sell its STOXX shares at auction to a third party that SIX does not control either directly or indirectly. A sale to a third-party is only permissible if the acquiring third party joins this Agreement before its completion pursuant to the declaration of accession in Annex 4.2.1(a), thereby assuming all rights and obligations of SIX under and in connection with this Agreement. If a Party is entitled to transfer its STOXX shares to a third party pursuant to the provisions of this Agreement, the Parties shall be obliged to take any and all measures, decisions and legal steps that may be legally required to transfer the shares to the acquirer. The 180-day period referred to in sentence 1 shall deemed to be observed if SIX signs a binding purchase contract with a third party no later than 24.00 hrs CET on the last calendar day of the period. If a contract signed during the aforementioned period is not completed unconditionally and fully within 6 months, the right to sell the shares of the Party intending to sell the shares shall lapse. If any possibly required approval of the contract completion under antitrust law has not yet been obtained after expiry of this deadline, the period shall be extended up to the 40th calendar day from the day on which such approval is granted, not, however, exceeding 6 months.

(b)	DBAG is obliged to support SIX with regard to the latter’s intended disposal of its share in STOXX and not to do anything that might not be conducive to this intention. In particular, DBAG is obliged to ensure that

(i)	the members of the Management Board of STOXX appointed by it duly cooperate in preparing the selling process, including the preparation of an information memorandum, and in the actual implementation of the selling process, in particular including, among other things, management presentations and Q&As and the due diligence process in general; and

(ii)	all information issued by STOXX (but only STOXX’ own information) in paper or electronic form, which is available only to DBAG or one of its Group Companies or which concerns services rendered on the basis of a contractual arrangement between a STOXX entity and DBAG and/or one of its Group Companies, is handed over to STOXX for the purpose of a due diligence that is conducted by interested parties in the course of the selling process and customary in the market.

(c)	SIX is also entitled to demand within 30 calendar days from the time when DBAG’s right of first offer lapses pursuant to article 4.2(i) *. Any non-competition clauses included in the purchase contract may only refer to STOXX but not to its shareholders or other group companies of these shareholders. *

4.2.2	DBAG as the Disposing Party

(a)

Within 180 calendar days from the time when SIX’ right of first offer lapses pursuant to article 4.2(i), DBAG shall be entitled to sell its STOXX shares at auction to a third party that DBAG does not Control either directly or indirectly. A sale to a third-party is only permissible if the acquiring third party joins this Agreement before its completion pursuant to the declaration of accession in Annex 4.2.1(a), thereby assuming all rights and obligations of DBAG under and in connection with this Agreement. In this selling process SIX shall have observer status and the rights corresponding to the provisions in article 4.2.1(c)(vi) and (vii), which are to be applied accordingly. If a Party is entitled to transfer its STOXX shares to a third party pursuant to the provisions of this Agreement, the Parties shall be obliged to take any and all measures, decisions and legal steps that may be legally required to transfer the shares to the acquirer. The deadline referred to in article 4.2.1(a), by which a binding purchase contract on the sale of the STOXX shareholding must have been submitted and/or effectively completed, shall apply accordingly to DBAG.

(b)	SIX is obliged to support DBAG with regard to the latter’s intended disposal of its shareholding in STOXX and not to do anything that might not be conducive to this intention. In particular, SIX is obliged to ensure that

(i)	the members of the Management Board of STOXX appointed by it duly cooperate in preparing the selling process, including the preparation of an information memorandum, and in the actual implementation of the selling process, in particular including, among other things, management presentations and Q&As and the due diligence process in general; and

(ii)	all information issued by STOXX (but only STOXX’ own information) in paper or electronic form, which is available only to SIX or one of its Group Companies or which concern services rendered on the basis of a contractual arrangement between a STOXX entity and SIX and/or one of its Group Companies, is handed over to STOXX for the purpose of a due diligence that is conducted by interested parties in the course of the selling process and customary in the market.

(c)	In the event that in spite of an auction having been held and the rights of SIX pursuant to article 4.2.1(c)(vi) and/or (vii) in conjunction with article 4.2.2(a) having been observed, the Enterprise Value of the highest binding offer submitted during the selling process for DBAG’s shares in STOXX (the Highest Offer), converted to 100% of the shares in STOXX, is at least 10% lower than the Enterprise Value of 100% of the shares in STOXX that the Expert determined earlier-on with binding effect in the course of a determination procedure, the following shall apply:

DBAG is entitled to demand from SIX by written declaration (the Notice of Reduction) within 20 calendar days after expiry of the deadline set in the selling process for the submission of binding offers that the Agreement, reduced by certain protective rights (Schutzrechte) pursuant to article 3.1.1(d), shall take effect under the following conditions:

(i)	within 45 calendar days after submission of the Notice of Reduction, DBAG has concluded with a third party within the meaning of article 4.2.2(a) a binding purchase contract covering all of DBAG’s shares in STOXX, according to which the agreed Enterprise Value is at least 10% higher than the Highest Offer (the Premium);

(ii)	upon completion of the purchase contract pursuant to (c)(i) above, DBAG has effectively compensated SIX for the reduction of its rights pursuant to article 4.2.2(c) para. 2. The compensation to be paid by DBAG to SIX shall correspond to the effective Premium on the DBAG shareholding, multiplied by the shareholding in STOXX held by SIX, expressed as a fraction, at the time the purchase contract is completed pursuant to (c)(i) above; and

(iii)	the acquiring third party joins this Agreement (in its amended form once the reduced Agreement has taken effect) before completion of the purchase contract mentioned in (c)(i) pursuant to the declaration of accession in Annex 4.2.1(a) and assumes all of DBAG’s rights and obligations under and in connection with this Agreement amended as described; the other provisions regarding the accession to this Agreement contained in article 4.2.2(a) shall apply accordingly.

(d)	If the Premium is less than * but more than * higher than the Highest Offer, DBAG may, at its discretion, make use of the option to sell its shareholding in STOXX at the Highest Offer with all industrial property rights or to compensate SIX on a pro-rata basis for the difference between the price effectively offered (which is between * higher than the Highest Offer) and the Highest Offer plus *.

(e)	If SIX has issued a Tag-Along Notice pursuant to article 4.2(g), DBAG may conclude a purchase contract on ownership interests in STOXX with a third party (as defined in article 4.2.2(a)) only if the third party also acquires the STOXX shares held by SIX by purchase under the same terms and conditions and for the same purchase price per share as those of DBAG. The provisions of article 4.2.1(b)(i) and (ii) as well as of article 4.2.1(c)(i) to (vii) shall apply accordingly.

4.3	Right of first offer | exit rights of SIX in case of certain acquisitions of STOXX

(a)	If STOXX takes over undertakings or parts of undertakings or participations, and such takeover has been approved by the casting vote of the President of the Board of Directors of STOXX against the votes of the SIX representatives on the Board of Directors of STOXX, SIX may declare towards DBAG in writing its intention to initiate a procedure pursuant to article 4.2 (right of first offer) and may issue the Notice of Disposal within one year after completion of the transaction concerned. * The parameters governing the valuation, which shall be binding for the Expert in any procedure in line with the following sentence, are listed in Annex 4.2(b). DBAG may exercise its Notice of Acceptance only at the Pre-Acquisition Enterprise Value on which the Parties agreed or which the Expert set with binding effect for the Parties in a procedure pursuant to article 4.2(b) to (i), which shall apply accordingly.

(b)	Should DBAG fail to submit its Notice of Intended Acquisition in time or fail to exercise its right of first offer in time, or should the purchase contract created through the execution of the right of first offer not be duly fulfilled pursuant to the terms and conditions in Annex 4.2(h) for reasons for which DBAG is responsible, or should the purchase contract pursuant to Annex 4.2(h) not be completed because the responsible merger control or supervisory authorities have not approved such completion within the period set in Annex 4.2(h) or have prohibited the purchase contract or subjected it to conditions that the DBAG cannot be reasonably expected to accept, the following shall apply:

SIX is entitled to sell its own shares in STOXX and, if the Tag-Along Notice is issued, the shares in STOXX held by DBAG pursuant to the provisions of article 4.2.1, and if such a sale pursuant to the aforementioned provisions is effected, DBAG is obliged to indemnify SIX in the amount of the difference between the sales proceeds obtained by SIX for its shareholding in STOXX (i.e., the purchase price before deduction of Net Financial Liabilities or purchase price adjustments, if any) and the Pre-Acquisition Enterprise Value, broken down by the shares in STOXX held by SIX. Payment of this difference must be effected concurrently with the completion of the purchase contract concluded by SIX and possibly by DBAG on the sale of the shareholding in STOXX held by SIX and possibly by DBAG.

If, although an auction has been held, SIX is not in a position to sell its own shareholding in STOXX or, if the Tag-Along Notice is issued, to sell the entire shareholding in STOXX to a third party, DBAG is obliged to compensate SIX for the difference in a pro-rata manner on the basis of the pre-acquisition valuation. In this case DBAG is free to acquire the shareholding in STOXX held by SIX on the basis of the pre-acquisition valuation instead. The duty to compensate shall apply if SIX asserts its compensation claim in writing within 12 months from the non-exercise of the right of first offer.

4.4	General principles governing the permitted disposal by a Party

A Party intending to sell its shares in STOXX to a third party in compliance with the provisions of this Agreement may grant the third party controlled access to non-public information on STOXX and its Group Companies if

(a)	only information is disclosed that would be disclosed by prudent businessmen in the context of concluding or completing the sales transaction;

(b)	the information is only disclosed to conclude or complete the sales transaction; and

(c)	the third party has signed a customary confidentiality agreement.

5	Exclusivity of STOXX | *

5.1	Exclusivity

(a)	Subject to the exceptions described in (c) below and except for DBAG’s national selection indices and SIX’ national index families, after this Agreement has taken effect each Party may not (i) market, grant licences for or distribute indices or benchmarks either directly or indirectly, alone or in consultation with third parties, or (ii) either directly or indirectly acquire a shareholding in other undertakings operating in this area ((i) and (ii) together the Relevant Business). For the sake of clarity it should be noted that the development or enhancement of indices and the determination of the methodology relevant for the indices do not form part of the Relevant Business.

(b)

If either Party directly or indirectly, alone or in consultation with third parties, acquires the Control over an undertaking that engages in an activity in the Relevant Business and whose sales revenues generated by this activity in the Relevant Business account for more than 15% of the total sales revenues generated by the undertaking concerned (based on the aggregate sales revenues in the two years preceding the date of the latest interim or annual accounts of this undertaking before issuance of the Notice of Contribution (as defined below), whereby the two-year period must be shortened accordingly if the undertaking has existed for less than two years at this point in time), the Party concerned is obliged, subject to any regulatory, legal or contractual prohibition imposed upon one of the Parties at the time the contract is concluded, to contribute the activity in the Relevant Business to STOXX with economic effect as of the time control is acquired to the extent to which the respective other Party demands it to do so (the Notice of Contribution) within 30 calendar days after it has been informed of the acquisition of control in writing (the Notice of Control). The Notice of Control must be accompanied by copies of all available, pertinent documents about the relevant undertaking. STOXX shall bear the cost of contributing the activities in the Relevant Business to STOXX.

The contribution of the activity in the Relevant Business acquired by one Party must take place as soon as possible after control of such an undertaking has been acquired. The Parties shall investigate beforehand in good faith whether the acquired business can also be transferred in another form, taking financial, tax-related and tactical considerations into account.

The Parties are obliged to agree in good faith on the conditions for contributing the activity in the Relevant Business. Insofar as an undertaking was acquired whose core activities do not lie in the Relevant Business, and if a purchase prices was agreed separately for the Relevant Business at arm’s length, or if the acquirer had to allocate part of the total purchase price to the Relevant Business for bookkeeping purposes, then this purchase price agreed with the third party for the Relevant Business, or, as the case may be, the acquirer’s purchase price allocation shall also govern the transfer to STOXX. In all other cases the Parties are obliged to agree in good faith on the purchase price to be paid by STOXX. If the Parties fail to agree on the purchase price to be paid by STOXX and on the relevant terms and conditions within three months after issuance of the Notice of Contribution, the procedure for determining the Enterprise Value with binding effect pursuant to article 4.2(b) to (f) shall apply mutatis mutandis and the conditions of the purchase contract pursuant to article 4.2(h) shall apply. To the extent to which the contributing Party is entitled to assert claims towards third parties under the contract on the contributed activities, especially claims under guarantees and warranties, it assigns such claims to STOXX as far as they relate to the contributed activities, or asserts such claims in the interest of, at the expense of and in favour of STOXX. The contributing Party shall forthwith forward all payments and other advantages which it receives in this respect to STOXX. To the extent to which the contributing Party incurs obligations towards third parties under the contract on the contributed activities, which result from the acquisition of the Relevant Business, the Parties will ensure that these obligations are either fulfilled by STOXX, or that STOXX indemnifies the transferring company in return.

(c)	The following are excluded from the exclusivity of the Relevant Business pursuant to (a) and (b) above:

(i)	activities in the Relevant Business at existing and future group companies and shareholdings of the Parties that are not under the Control of the respective Party. If a Party gains Control over such group companies and shareholdings at a later date, the obligation to contribute pursuant to (b) above shall apply accordingly in the absence of a contrary agreement between the Parties;

(ii)	activities pursuant to Annex 5.1(c)(ii) at the Parties or their controlled group companies and shareholdings which already existed at the time the contract is concluded and are not transferred to STOXX (the Remaining Index Business), as well as organic (in contrast to acquired) enhancements of these activities in the Relevant Business;

(iii)	activities in the Relevant Business at existing and future group companies and shareholdings of the Parties that cannot be transferred for legal or regulatory reasons. If a subsequent transfer of these activities becomes possible because the relevant legal and/or regulatory restrictions no longer apply, the obligation to contribute pursuant to (b) above shall apply accordingly in the absence of a contrary agreement between the Parties.

(d)	*

(e)	If either Party directly or indirectly comes under the Control of a company or a group of companies or becomes a group company of a company which engages in an activity in the Relevant Business, the Parties shall endeavour in good faith and do their utmost to integrate the relevant activity in STOXX and to adjust this Agreement as far as necessary.

5.2	*

6	Effective date | duration of this Agreement

This Agreement shall take effect upon completion of the Share Purchase Agreement and shall be binding and non-terminable for a Party as long as such Party is a STOXX shareholder. Exceptions to this rule include article 2.3, article 3.11(a) last sentence, and articles 7.7 to 7.9, all of which shall take effect when this Agreement is signed. The termination of either Party’s shareholder position must always be in compliance with the provisions of this Agreement pursuant to article 4.

7	Further provisions

7.1	Good behaviour clause

Both in their function as Parties to this Agreement and in their capacity as shareholders of STOXX and through the persons delegated by them as board members, the Parties mutually undertake to behave in a way that corresponds to the sense of this Agreement and to do their utmost and take all necessary steps, notably to exercise their voting rights in such a way and instruct the board members nominated by them, as far as legally permissible, in such a way as to ensure that their obligations under this Agreement and the sense, purpose and objective of this Agreement are fulfilled.

7.2	Relationship to other contracts and articles of association

The obligations of the Parties in relation to STOXX are primarily governed by the provisions of this Agreement. The provisions of this Agreement shall take precedence over the provisions of other contracts, the articles of association of STOXX and other corporate documents; in case of inconsistencies and contradictions, the provisions of this Agreement shall apply between the Parties as an obligatory (mandatory) duty that has priority.

7.3	Amendments and supplements

Amendments of and supplements to this Agreement require the written form and the consent of both Parties to become effective. This includes amendments of this requirement of the written form, for which a written agreement is also required.

7.4	Severability

Should individual provisions of this Agreement be invalid, or should this Agreement contain omissions, this shall not affect the validity of the remaining provisions. The invalid provision shall be deemed replaced with a valid and enforceable provision that comes closest to the economic purpose that the Parties pursued with the invalid provision. This shall also apply to omissions, if any.

7.5	Address for service

Any notices and declarations under this Agreement shall be served in writing as follows:

to SIX:	Six Group AG
Selnaustrasse 30
Legal Department (Rechtsdienst)
P. O. Box | 8021 Zurich, Switzerland
Fax no.: +41 58 854 24-44

with copy to	Homburger AG
Flavio Romerio | David Oser

P. O. Box 194 | 8042 Zurich, Switzerland
Fax no.: +41 43 222 1500

to DBAG:	Deutsche Börse AG
Neue Börsenstrasse 1
Legal Department (Rechtsabteilung), General Counsel
60487 Frankfurt am Main, Germany
Fax no.: +49 69 21113801

with copy to	Lenz & Staehelin
Andreas Röthell
Route de Chêne 30
1211 Geneva 17, Switzerland
Fax no.: +41 58 4507001

Either Party shall inform the respective other Party of any changes of the above addresses in compliance with this provision. Any legal or contractual deadline shall be deemed observed if the notice is sent before expiry of the deadline.

7.6	Prohibition of assignment

Either Party may assign its rights under or in connection with this Agreement to third parties only with the express consent of the other Party, unless expressly otherwise provided for in this Agreement.

7.7	Transaction costs

Each Party shall bear its own costs incurred in connection with the preparation and execution of this Agreement, including legal fees, costs of consultants and intermediaries and other costs, unless otherwise provided for in this Agreement.

7.8	Confidentiality

The contents of this Agreement and the contents of any preceding or subsequent negotiations as well as the documents and information exchanged in this connection must be treated as confidential by all Parties.

Disclosures to the general public, to third parties, to any authorities, notably to tax and cartel authorities, require the consent of all Parties; this shall not apply to any legal obligation to provide relevant authorities and courts with truthful information. Each Party is also entitled to disclose the contents of this Agreement to third parties if it intends to sell its shares in STOXX to a third party in compliance with the provisions of this Agreement.

The confidentiality obligation shall not extend to information that, at the time of its disclosure,

(a)	was generally accessible and known without violation of this confidentiality agreement; or

(b)	was received by one Party from a third party without violation of this confidentiality obligation (the burden of proof as regards the legal receipt of the information from a third party shall be borne by the Party which claims that the information was obtained from such third party in a legally unobjectionable way); or

(c)	was developed independently without using the confidential information of the respective other Party; or

(d)	the respective other Party permitted to be disclosed in advance in writing either by letter or by fax.

The Party relying on these exceptions shall bear the burden of proof.

7.9	Governing law | court of arbitration

(a)	This Agreement shall be governed by Swiss law.

(b)

All disputes arising under or in connection with the present Agreement, including disputes about whether or not this Agreement has been validly brought about and is legally effective, as well as disputes regarding any amendments of this Agreement or its cancellation (the Disputes) shall be finally settled, upon application of either Party, in the course of arbitration proceedings in line with the then current rules of arbitration of the International Chamber of Commerce (the Rules of Arbitration). The arbitration proceedings shall be held in the German language in Geneva, Switzerland. Parties agree that the 12th chapter of the Swiss Federal Statute on Private International Law (Schweizerisches Bundesgesetz über das Internationale Privatrecht) shall apply.

(c)

The court of arbitration shall consist of three members, one of which shall be determined by DBAG and SIX each pursuant to the Rules of Arbitration. The two arbitrators thus selected shall in turn determine a third arbitrator within thirty (30) days from the appointment of the second arbitrator. Should no arbitrator be appointed within the periods set by the Rules of Arbitration, the International Court of Arbitration of the International Chamber of Commerce shall appoint an arbitrator upon application of either Party within thirty (30) days from such application.

(d)	The court of arbitration shall not be authorised to award damages that exceed the actual value of the damage sustained; each Party hereby irrevocably waives the right to claim punitive or similar damages.

New York, 12 November 2009

SIX Group AG

By:	/s/ Werner Bürki	By:	/s/ Till Rosar
	Name: Werner Bürki		Name: Till Rosar

New York, 12 November 2009

DBAG Börse AG

By:	/s/ Marcus Thompson	By:	/s/ Dr. Hogler Wohlenberg
	Name: Marcus Thompson		Name: Dr. Hogler Wohlenberg

Annex 1 – Definitions

Share Purchase Agreement	Meaning pursuant to Preamble D

Notice of Acceptance	Meaning pursuant to article 4.2(g)

Notice of Intended Acquisition	Meaning pursuant to article 4.2(a)

Premium	Meaning pursuant to article 4.2.2(c)(i)

DJ	Dow Jones & Company, Inc.

EBITDA	Operating result of STOXX and any STOXX Entities before interest income/expense, income taxes, depreciation and amortisation

Notice of Contribution	Meaning pursuant to article 5.1(b)

Escrow Agent	Meaning pursuant to article 4.1(a)

Expert	Meaning pursuant to article 4.2(b)

General Meeting	Meaning pursuant to article 3.2.1(a)

Ordinary Operations	Activities on the part of STOXX that usually and frequently occur or reoccur in connection with the company’s object of developing, marketing, granting licences for and distributing indices and benchmarks; in particular the following neither form part of nor relate to STOXX’ Ordinary Operations (as a non-conclusive list): trading in intellectual property rights, major M&A transactions, purchase of distressed assets and restructuring.

Highest Offer	Meaning pursuant to article 4.2.2(c)

ICC Court	Meaning pursuant to article 7.9(c)

ICC Centre	Meaning pursuant to article 4.2(b)

IFRS	International Financial Reporting Standards

Control	If a company (a) directly or indirectly holds more than 50% of the voting rights or of the capital of another corporation or partnership, (b) must fully include another corporation or partnership in its consolidated accounts pursuant to IFRS, or (c) is able to control such other corporation or partnership by voting agreement or appointing members of executive bodies.

Notice of Control	Meaning pursuant to article 5.1(b)

Group Companies	All corporations and partnerships that are directly or indirectly controlled by another company in law or in fact.

CET	Central European Time zone.

Tag-Along Notice	Meaning pursuant to article 4.2(g)

MONDAY	Meaning pursuant to article 2.3

MONDAY Shareholders’ Agreement	Meaning pursuant to article 2.3

National Selection Indices	The DBAG indices listed in Schedule 3.1.1(c)(v)(1)

National Index Families	The SIX indices listed in Schedule 3.1.1(c)(v)(2)

Net Financial Liabilities	To the extent to which the following elements have not yet been taken into account in the calculation of the Enterprise Value, the sum total of:

(a) (i) interest-bearing and non-interest-bearing financial liabilities (including any interest accrued); the STOXX shareholder loans shall not be included in the Net Financial Liabilities when calculating either the Provisional Purchase Price to be paid when the right of first offer is exercised, or the purchase price adjustment after the right of first offer has been exercised;
(ii) tax liabilities (excluding provisions for future tax liabilities); and (iii) accounts payable
(trade) not paid within 30 days after their due date contrary to STOXX’ customary practice;

less:

(b) (i) freely available cash, (ii) cash equivalents, (iii) tax credits from tax pre-payments, (iv)
and deferred income arising from licence fees and charges for similar services paid by customers of the STOXX Entities before the relevant balance sheet date for services to be rendered by the STOXX Entities after the balance sheet date.

Non-Core Assets	Within the meaning of Annex 4.2(h), all assets that may be freely sold without impacting the company’s objective, to the extent to which such assets have not yet been taken into account in the calculation of the Net Financial Liabilities or the Enterprise Value. Non-core (non-operating) assets therefore constitute excess assets outside of the functional relationship among the assets used in the company’s operations.

Swiss Law of Obligations	Federal law as a supplementary part of the Swiss Civil Code (Fifth Part: Law of Obligations) dated 30 March 1911, including any amendments and supplements thereto (Classified Compilation of Federal Legislation No. 220)

Parties	SIX and DBAG

Pre-Acquisition Enterprise Value	Meaning pursuant to article 4.3(a)

Accounting Principles	Within the meaning of Annex 4.2(h), the valuation and accounting practice in compliance with the accounting provisions laid down in the Swiss Law of Obligations followed by STOXX at the time this Agreement is concluded and applied by STOXX when preparing the company’s stand-alone annual accounts in accordance with Swiss GAAP for the year 2009, unless, upon conclusion of this Agreement: (i) the application of such provisions is no longer permissible as a result of an amendment of relevant laws or a court ruling that also has binding effect on STOXX, or (ii) the Parties agree to change the application of such provisions.

Notice of Reduction	Meaning pursuant to article 4.2.2(c)

Remaining Share	Meaning pursuant to Preamble C.

Rules of Arbitration	Meaning pursuant to article 7.9(b)

Protected Capital Amount	*

STOXX	STOXX AG

STOXX Entities	STOXX and all other entities which, after conclusion of this Agreement, are directly or indirectly founded or acquired or controlled by STOXX.

Disputes	Meaning pursuant to article 7.9(b)

Relevant Business	Meaning pursuant to article 5.1(a)

Enterprise Value	Meaning pursuant to Annex 4.2(b) in conjunction with Annex 4.2(h)

Notice of Disposal	Meaning pursuant to article 4.2(a)

Disposing Party	Meaning pursuant to article 4.2(a)

Remaining Index Business	Meaning pursuant to article 5.1(c)(ii)

Agreement	This Shareholders’ Agreement, including its Annexes

*	*

*	*

*	*

*	*

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